Exhibit 4.3

EXECUTION VERSION

GUARANTEE AGREEMENT

by and between

THE GOLDMAN SACHS GROUP, INC.,

as Guarantor

and

The Bank of New York Mellon,

as Guarantee Trustee

relating to

GOLDMAN SACHS CAPITAL II

(Formerly known as Goldman Sachs Capital IV)

Dated as of March 23, 2016

GUARANTEE AGREEMENT (GS CAPITAL II)

THE GOLDMAN SACHS GROUP, INC.

Certain Sections of this Guarantee Agreement relating to Sections 310 through 318, inclusive, of the Trust Indenture Act of 1939:

Trust Indenture Act Section	Guarantee Section
§ 310(a)	4.1(a)
(b)	2.8, 4.1(c)
(c)	Not applicable
§ 311(a)	2.2(b)
(b)	2.2(b)
§ 312(a)	2.2(a)
(b)	2.2(b)
§ 313	2.3
§ 314(a)	2.4
(b)	Not applicable
(c)	2.5
(d)	Not applicable
(e)	1.1, 2.4
(f)	2.1, 3.2
§ 315(a)	3.1(d)
(b)	2.7
(c)	3.1(c)
(d)	3.1(d)
(e)	Not applicable
§ 316(a)	1.1, 2.6, 5.4
(b)	5.3
(c)	Not applicable
§ 317(a)	Not applicable
(b)	Not applicable
§ 318(a)	2.1
(b)	2.1

Note: This reconciliation and tie shall not, for any purpose be deemed to be part of the Guarantee Agreement.

GUARANTEE AGREEMENT (GS CAPITAL II)

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

Section 1.1	Definitions.	1

ARTICLE II

Trust Indenture Act

Section 2.1	Trust Indenture Act; Application.	4
Section 2.2	List of Holders.	5
Section 2.3	Reports by the Guarantee Trustee.	5
Section 2.4	Periodic Reports to the Guarantee Trustee.	5
Section 2.5	Evidence of Compliance with Conditions Precedent.	5
Section 2.6	Events of Default; Waiver.	6
Section 2.7	Events of Default; Notice.	6
Section 2.8	Conflicting Interests.	6

ARTICLE III

Powers, Duties and Rights of the Guarantee Trustee

Section 3.1	Powers and Duties of the Guarantee Trustee.	6
Section 3.2	Certain Rights of Guarantee Trustee.	8
Section 3.3	Compensation; Indemnity; Fees.	9

ARTICLE IV

Guarantee Trustee

Section 4.1	Guarantee Trustee; Eligibility.	10
Section 4.2	Appointment, Removal and Resignation of the Guarantee Trustee.	10

ARTICLE V

Guarantee

Section 5.1	Guarantee.	11
Section 5.2	Waiver of Notice and Demand.	11
Section 5.3	Obligations Not Affected.	12
Section 5.4	Rights of Holders.	12
Section 5.5	Guarantee of Payment.	12
Section 5.6	Subrogation.	13
Section 5.7	Independent Obligations.	13

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GUARANTEE AGREEMENT (GS CAPITAL II)

ARTICLE VI

Covenants and Subordination

Section 6.1	Subordination.	13
Section 6.2	Pari Passu Guarantees.	13

ARTICLE VII

Right of Direct Action with Respect to Series E Preferred Stock

Section 7.1	Right of Direct Action	14

ARTICLE VIII

Termination

Section 8.1	Termination.	14

ARTICLE IX

Miscellaneous

Section 9.1	Successors and Assigns.	14
Section 9.2	Amendments.	14
Section 9.3	Notices.	15
Section 9.4	Benefit.	15
Section 9.5	Governing Law.	16

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GUARANTEE AGREEMENT (GS CAPITAL II)

GUARANTEE AGREEMENT, dated as of March 23, 2016, between THE GOLDMAN SACHS GROUP, INC., a Delaware corporation (the “Guarantor”), having its principal office at 200 West Street, New York, NY 10282, and THE BANK OF NEW YORK MELLON, as trustee (the “Guarantee Trustee”), for the benefit of the Holders from time to time of the Apex of Goldman Sachs Capital II, a Delaware statutory trust formerly known as Goldman Sachs Capital IV (the “Issuer Trust”).

RECITALS OF THE GUARANTOR

Pursuant to a Second Amended and Restated Trust Agreement, dated as of March 23, 2016 (the “Trust Agreement”), among The Goldman Sachs Group, Inc., as Sponsor, the Property Trustee, the Delaware Trustee and the Administrative Trustees (each as named therein) and the holders from time to time of the Trust Securities and an Agreement of Merger, dated as of March 23, 2016 (the “Agreement of Merger”), between the Issuer Trust and the 2007 Trust, the Trust is issuing $1,750,000,000 aggregate liquidation amount of APEX.

Pursuant to the 2012 Trust Declaration, the merger of the 2007 Trust into the Issuer Trust is subject to the satisfaction of certain terms and conditions, including that the Guarantor guarantee the obligations of the Issuer Trust under the Successor Securities (as defined therein) at least to the extent provided in the 2007 Guarantee Agreement.

Pursuant to the Agreement of Merger, the Series E Preferred Stock of the Guarantor became the property of the Issuer Trust and was deposited with The Bank of New York Mellon, as Property Trustee under the Trust Agreement, as trust assets.

The Guarantor desires to irrevocably and unconditionally agree, to the extent set forth herein, to pay to the Holders of the Apex the Guarantee Payments and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, THIS GUARANTEE AGREEMENT WITNESSETH: For and in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by each party, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE I

Definitions

Section 1.1 Definitions.

For all purposes of this Guarantee Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(b) All other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein.

(c) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such

GUARANTEE AGREEMENT (GS CAPITAL II)

accounting principles that are generally accepted in the United States at the date or time of such computation; provided that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Guarantor.

(d) The words “hereby,” “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guarantee Agreement as a whole and not to any particular Article, Section or other subdivision.

(e) Unless the context otherwise requires, any reference to an “Article”, a “Section” or another subdivision refers to an Article, a Section or another subdivisions, as the case may be, of this Guarantee Agreement.

“2007 Guarantee Agreement” means the Guarantee Agreement, dated as of May 15, 2007, between the Guarantor and the Guarantee Trustee.

“2007 Trust” means Goldman Sachs Capital II, a Delaware statutory trust created under the Delaware Statutory Trust Act pursuant to the filing of a Certificate of Trust in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) and the adoption of a Trust Declaration on January 21, 2004, which was most recently amended and restated by the 2012 Trust Declaration.

“2012 Trust Declaration” means the Second Amended and Restated Declaration of Trust, dated as of February 6, 2012, of the 2007 Trust .

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that the Issuer Trust shall not be deemed to be an Affiliate of the Guarantor. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Apex” has the meaning specified in the Trust Agreement.

“Authorized Officer” of any Person means any officer of such Person or any person authorized by or pursuant to a resolution of the Board of Directors (or any committee or other equivalent body) of such Person.

“Base Indenture” has the meaning specified in the Trust Agreement.

“Board of Directors” means either the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.

“Common Security” has the meaning specified in the Trust Agreement.

“Trust Agreement” means the Second Amended and Restated Trust Agreement of the Issuer Trust referred to in the recitals to this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Distributions” has the meaning specified in the Trust Agreement.

GUARANTEE AGREEMENT (GS CAPITAL II)

“Event of Default” means (i) a default by the Guarantor in any of its payment obligations under this Guarantee Agreement or (ii) a default by the Guarantor in any other obligation hereunder that remains unremedied for 30 days.

“Guarantee Agreement” means this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Apex, to the extent not paid or made by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Apex, to the extent the Issuer Trust shall have funds on hand available therefor at such time; (ii) the Redemption Price with respect to any Apex called for redemption by the Issuer Trust, to the extent the Issuer Trust shall have funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust, other than in connection with the distribution of a Like Amount of Series E Preferred Stock (as defined in the Trust Agreement) to the Holders of Apex and Trust Common Securities, the lesser of (a) the Liquidation Distribution with respect to the Apex, to the extent that the Issuer Trust shall have funds on hand available therefor at such time and (b) the amount of assets of the Issuer Trust remaining available for distribution to Holders of the Apex on liquidation of the Issuer Trust.

“Guarantee Trustee” means The Bank of New York Mellon, solely in its capacity as Guarantee Trustee and not in its individual capacity, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning specified in the first paragraph of this Guarantee Agreement.

“Holder” means any Holder (as defined in the Trust Agreement) of any Apex; provided, however, that in determining whether the holders of the requisite percentage of Apex have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Indemnified Person” has the meaning specified in Section 3.3(c).

“Indenture” means the Base Indenture and the Indenture Supplement, taken together.

“Indenture Supplement” means the Second Supplemental Indenture to the Base Indenture, dated as of May 15, 2007, as amended or supplemented from time to time, including without limitation by the Fourth Supplemental Indenture to the Base Indenture, dated February 6, 2012, each between the Sponsor and the Note Trustee (defined therein).

“Issuer Trust” has the meaning specified in the first paragraph of this Guarantee Agreement.

“Liquidation Distribution” has the meaning specified in the Trust Agreement.

“List of Holders” has the meaning specified in Section 2.2(a).

“Majority in Liquidation Amount” has the meaning specified in the Trust Agreement.

GUARANTEE AGREEMENT (GS CAPITAL II)

“Officers’ Certificate” means, with respect to any Person, a certificate signed by any two Authorized Officers of such person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(i) a statement by each officer signing the Officers’ Certificate that such officer has read the covenant or condition and the definitions relating thereto;

(ii) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

(iii) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Price” has the meaning specified in the Trust Agreement.

“Responsible Officer” means, with respect to the Guarantee Trustee, any Vice President, any Assistant Vice President, any Senior Associate, any Associate, any trust officer or assistant trust officer or any other officer of the corporate trust department of the Guarantee Trustee and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Senior Debt” has the meaning specified in the Indenture.

“Series E Preferred Stock” means the perpetual Non-Cumulative Preferred Stock, Series E, $100,000 liquidation preference per share, of the Guarantor.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbb), as amended and as in effect on the date of this Guarantee Agreement.

“Vice President” when used with respect to the Guarantor means any duly appointed vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

ARTICLE II

Trust Indenture Act

Section 2.1 Trust Indenture Act; Application.

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

GUARANTEE AGREEMENT (GS CAPITAL II)

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act through the operation of Section 318(c) thereof, such imposed duties shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

Section 2.2 List of Holders.

(a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, on or before May 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a “List of Holders”) as of a date not more than 15 days prior to the delivery thereof, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. Notwithstanding the preceding sentence, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with the requirements of Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3 Reports by the Guarantee Trustee.

Within 60 days after May 15 each year (commencing with the year of the first anniversary of the issuance of the Apex), the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4 Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

Section 2.5 Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

GUARANTEE AGREEMENT (GS CAPITAL II)

Section 2.6 Events of Default; Waiver.

The Holders of at least a Majority in Liquidation Amount of the Apex may, by vote, on behalf of the Holders of all the Apex, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.7 Events of Default; Notice.

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders, notice of any such Event of Default known to the Guarantee Trustee, unless such Event of Default has been cured before the giving of such notice, provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained actual knowledge, of such Event of Default.

Section 2.8 Conflicting Interests.

The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

Powers, Duties and Rights of the Guarantee Trustee

Section 3.1 Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Guarantee Trustee hereunder. The right, title and interest of the Guarantee Trustee, as such, hereunder shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default has occurred and is continuing of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b) , the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement (including pursuant to Section 2.1), and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. If an Event of

GUARANTEE AGREEMENT (GS CAPITAL II)

Default of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b) has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement (including pursuant to Section 2.1); and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement (but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Apex relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) subject to Section 3.1(b), no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

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Section 3.2 Certain Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with legal counsel, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by it with due care hereunder.

(viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

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(ix) The Guarantee Trustee shall not be liable to the Guarantor for special, indirect or consequential damages except to the extent caused by its negligence, willful misconduct or bad faith.

(x) The Guarantee Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Guarantee Trustee as provided in Section 9.3, and such notice references this Guarantee Agreement.

(xi) The Guarantee Trustee may request that the Guarantor deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Guarantee Agreement.

(xii) In no event shall the Guarantee Trustee be responsible or liable to the Guarantor for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Guarantee Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

Section 3.3 Compensation; Indemnity; Fees.

The Guarantor agrees:

(a) to pay to the Guarantee Trustee from time to time such compensation for all services rendered by it hereunder as may be agreed in writing between the Guarantor and the Guarantee Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

(c) to indemnify the Guarantee Trustee, any Affiliate of the Guarantee Trustee and its officers, agents and employees (each, an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability or expense (including reasonable out-of-pocket legal fees and expenses) incurred without negligence, willful misconduct or bad faith on the part of the Indemnified Person, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

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The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

ARTICLE IV

Guarantee Trustee

Section 4.1 Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee that shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2.

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(c), the Guarantee Trustee may be appointed or removed at any time by the action of the Holders of a Majority in Liquidation Amount of the Apex delivered to the Guarantee Trustee and the Guarantor (i) for cause or (ii) if a Preferred Stock Event of Default (as defined in the Trust Agreement) shall have occurred and be continuing at any time.

(b) Subject to Section 4.2(c), the Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by giving written notice thereof to the Holders and the Guarantor and by appointing a successor Guarantee Trustee. The Guarantee Trustee shall appoint a successor by requesting from at least three Persons meeting the requirements of Section 4.1(a) their expenses and charges to serve as the Guarantee Trustee, and selecting the Person who agrees to the lowest expenses and charges.

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(c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed and shall have accepted such appointment. No removal or resignation of a Guarantee Trustee shall be effective until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor and, in the case of any resignation, the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Holders and the Guarantor of a notice of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

(e) If a resigning Guarantee Trustee shall fail to appoint a successor, or if a Guarantee Trustee shall be removed or become incapable of acting as Guarantee Trustee and a replacement shall not be appointed prior to such resignation or removal, or if a vacancy shall occur in the office of Guarantee Trustee for any cause, the Holders of the Apex, by the action of the Holders of record of not less than 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Apex then Outstanding (as defined in the Trust Agreement) delivered to such Guarantee Trustee, may appoint a Successor Guarantee Trustee or Trustees. If no successor Guarantee Trustee shall have been so appointed by the Holders of the Apex and accepted appointment, any Holder, on behalf of such Holder and all others similarly situated, or any other Guarantee Trustee, may petition any court of competent jurisdiction for the appointment of a successor Guarantee Trustee.

ARTICLE V

Guarantee

Section 5.1 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer Trust to pay such amounts to the Holders.

Section 5.2 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

GUARANTEE AGREEMENT (GS CAPITAL II)

Section 5.3 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer Trust of any express or implied agreement, covenant, term or condition relating to the Apex to be performed or observed by the Issuer Trust;

(b) the extension of time for the payment by the Issuer Trust of any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Apex or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Apex;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Apex, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust;

(e) any invalidity of, or defect or deficiency in, the Apex;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4 Rights of Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Apex have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other Person.

Section 5.5 Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer Trust) or upon the distribution of Series E Preferred Stock to Holders as provided in the Trust Agreement.

GUARANTEE AGREEMENT (GS CAPITAL II)

Section 5.6 Subrogation.

The Guarantor shall be subrogated to all rights (if any) of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.7 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer Trust with respect to the Apex and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3.

ARTICLE VI

Covenants and Subordination

Section 6.1 Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment and upon liquidation to all Senior Debt of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Notes (as defined therein), and the provisions of Article XIV of the Base Indenture, as modified by the Indenture Supplement will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Debt of the Guarantor.

Section 6.2 Pari Passu Guarantees.

The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or capital securities issued by any business trust or statutory trust the assets of which consist of preferred stock that ranks equally with the Series E Preferred Stock, (ii) any expense agreements entered into by the Guarantor in connection with the offering of preferred or capital securities by any statutory trust the assets of which consist of preferred stock that ranks equally with the Series E Preferred Stock, and (iii) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this Guarantee Agreement or with any obligation that ranks pari passu with the obligations of the Guarantor under this Guarantee Agreement.

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ARTICLE VII

Right of Direct Action with Respect to Series E Preferred Stock

Section 7.1 Right of Direct Action

The Guarantor agrees that, to the fullest extent permitted by applicable law, each Holder has the right to institute a proceeding directly against the Guarantor for enforcement of the rights of a holder of Series E Preferred Stock to the extent of an interest in Series E Preferred Stock corresponding to the aggregate liquidation amount of such Holder’s Apex.

ARTICLE VIII

Termination

Section 8.1 Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Apex or (ii) full payment of the amounts payable in accordance with Article IX of the Trust Agreement upon liquidation of the Issuer Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required to repay any sums paid with respect to the Apex or this Guarantee Agreement. Section 3.3 shall survive any termination of this Guarantee Agreement.

ARTICLE IX

Miscellaneous

Section 9.1 Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor whether so expressed or not and will be for the benefit of the Holders of the Apex then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Base Indenture, pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.

Section 9.2 Amendments.

Except with respect to any changes that do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the outstanding Apex. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval.

The Property Trustee shall be entitled to receive an Opinion of Counsel and an Officers’ Certificate stating that any amendment to this Guarantee Agreement is in compliance with this Guarantee Agreement.

GUARANTEE AGREEMENT (GS CAPITAL II)

Section 9.3 Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first-class mail as follows:

(a) if given to the Guarantor, to the address or telecopy number set forth below or such other address or facsimile number as the Guarantor may give notice to the Guarantee Trustee and the Holders:

The Goldman Sachs Group, Inc.

30 Hudson Street, 17th Floor

Jersey City, New Jersey 07302

Attention: Debt Management

Facsimile: (212) 428-1895

(b) if given to the Guarantee Trustee, to the address or telecopy number set forth below or such other address or facsimile number as the Guarantee Trustee may give notice to the Guarantor and Holders:

The Bank of New York Mellon

101 Barclay Street, Floor 7W

New York, NY 10286

Attention: Corporate Trust Administration

Facsimile: (212) 815-5595

with a copy to:

Goldman Sachs Capital II

c/o The Goldman Sachs Group, Inc.

30 Hudson Street, 17th Floor

Jersey City, New Jersey 07302

Attention: Debt Management

Facsimile: (212) 428-1895

(c) if given to any Holder, at the address set forth on the books and records of the Issuer Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first-class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 9.4 Benefit.

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Apex.

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Section 9.5 Governing Law.

This Guarantee Agreement shall be governed by and construed in accordance with the laws of the State of New York. EACH OF THE GUARANTOR AND THE GUARANTEE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT, THE APEX OR THE TRANSACTION CONTEMPLATED HEREBY.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

GUARANTEE AGREEMENT (GS CAPITAL II)

IN WITNESS WHEREOF, the parties hereto have executed this Guarantee Agreement as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.,
as Guarantor

By:	/s/ James J. White, Jr.
Name:	James J. White, Jr.
Title:	Attorney-In-Fact

THE BANK OF NEW YORK MELLON, as Guarantee Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

GUARANTEE AGREEMENT (GS CAPITAL II)